AMENDMENT NO. 2 TO
                                RIGHTS AGREEMENT
                                ----------------

     This Amendment No. 2 to Rights Agreement (this "Amendment") is dated as of March 17, 2003 by and between VINA TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Rights Agent"), with reference to the following:

     A. The Company and the Rights Agent entered into that certain Rights Agreement dated as of July 25, 2001 (as amended heretofore, the "Rights Agreement") in order to implement a shareholder rights plan as more fully described therein. Capitalized terms used herein without definition herein shall have the meanings ascribed to such terms in the Rights Agreement.

     B. The Board of Directors of the Company has determined that it is in the best interest of the Company to enter into that certain Agreement and Plan of Merger and Reorganization among the Company, Larscom Incorporated, a Delaware corporation ("Larscom"), and London Acquisition Corp., a Delaware corporation ("Transitory Subsidiary"), dated as of March 17, 2003 (the "Merger Agreement").

     C. In connection with the execution of the Merger Agreement, certain stockholders of the Company will enter into that certain Voting Agreement, dated as of March 17, 2003, with Larscom (the "Voting Agreement") as contemplated by the Merger Agreement.

     D. The Company desires to amend the Rights Agreement in certain respects in order to permit (i) the merger of Transitory Subsidiary with and into the Company, followed by the merger of the Company with and into Larscom under the Merger Agreement and (ii) the Voting Agreement to be executed and performed, in both cases without triggering the occurrence of a Distribution Date or a Triggering Event.

     E. Under the Rights Agreement, the Company and the Rights Agent may amend the Rights Agreement at any time prior to a Distribution Date (which has not yet occurred).

     NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby agree to amend the Rights Agreement as follows:

     1. Acquiring Person. Effective upon the date hereof, the definition of the term "Acquiring Person" set forth in Section 1(a) of the Rights Agreement shall be amended by adding a new clause (ii)(G) immediately following clause (ii)(F) thereof, and such new Section 1(a)(ii)(G) shall read in its entirety as follows:

               "(G) Larscom Incorporated, a Delaware corporation ("Larscom"), or any of its Affiliates as a result of becoming a Beneficial Owner of Common Stock pursuant to the transactions and arrangements expressly contemplated by that certain Agreement and Plan of Merger and
          Reorganization by and among the Company, Larscom and London Acquisition Corp., a Delaware corporation, dated as of March 17, 2003, as it may be amended from time to time (the "Merger Agreement");

          provided, however, that this clause (G) shall cease to have any force or effect upon any termination of the Merger Agreement; and"

     2. Beneficial Ownership. Effective upon the date hereof, the following sentence shall be added to the end of Section 1(c) of the Rights Agreement:

          "Notwithstanding the foregoing provisions of this Section 1(c), the securities of the Company held by the "Stockholders" named in (or holders of the Company's securities that are otherwise subject to) that certain Voting Agreement, dated as of March 17, 2003, by and among such Stockholders and Larscom (the "Voting Agreement") shall not be deemed to be Beneficially Owned by Larscom or any of its Affiliates (or any of the "Stockholders" named in, or holders of the Company's securities that are otherwise subject to, the Voting Agreement) as a result of the Merger Agreement, the Voting Agreement or the transactions and arrangements expressly contemplated by the Merger Agreement or the Voting Agreement; provided, however, that this sentence shall cease to have any force or effect upon any termination of the Merger Agreement."

     3. Merger Agreement. Effective upon the date hereof, a new Section 35 is added to the Rights Agreement as follows:

               "35. Merger Agreement. Notwithstanding any other provision herein to the contrary, the transactions and arrangements expressly contemplated by the Merger Agreement or the Voting Agreement shall not be deemed to result in (i) any Distribution Date or any Triggering Event or (ii) Larscom or any of its Affiliates becoming an Acquiring Person; provided, however, that this Section 35 shall cease to have any force or effect upon any termination of the Merger Agreement."

     4. Termination. In the event that the "Merger" (as defined in the Merger Agreement) is consummated in accordance with the Merger Agreement, then effective immediately following the "Effective Time" (as defined in the Merger Agreement), the Rights Agreement shall automatically be terminated and any Rights outstanding shall thereupon become null and void.







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



     5. This Amendment may be executed in any number of counterparts, each which shall be deemed an original, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

                             VINA TECHNOLOGIES, INC.


                             By:  /s/ Stanley E. Kazmierczak
                                --------------------------------------
                             Name:   Stanley E. Kazmierczak
                                   -----------------------------------
                             Title:  CFO
                                    ----------------------------------


                             AMERICAN STOCK TRANSFER AND TRUST COMPANY

                             By: /s/ Herbert J. Lemmer
                                --------------------------------------
                             Name:  Herbert J. Lemmer
                                   -----------------------------------
                             Title: Vice President
                                   -----------------------------------




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